STORAGE SERVICES AGREEMENT
between
PBFX OPERATING COMPANY LLC
and
PBF HOLDING COMPANY LLC

TABLE OF CONTENTS

1. DEFINITIONS	1
(a) Capitalized terms	1
(b) Construction of Agreement	6

2. STORAGE AND SERVICES	6
(a) Commitment	6
(b) Ancillary Services	6
(c) Dedicated Storage	7
(d) Tank Heels	7
(e) Operating Hours	7
(f) Reports	8

3. COMMENCEMENT DATE	8

4. TERM	8
(a) Initial Term and Extension Terms	8
(b) Termination	8

5. SERVICES FEES	9
(a) Services Fees	9
(b) Adjustment to Storage Services Fees	9
(c) Rate and Fee	9

6. STORAGE FACILITY SERVICE ORDERS	9
(a) Description	9
(b) Included Items	9
(c) Fee Increases	10
(d) Conflicts	10

7. CAPABILITIES OF FACILITIES	10
(a) Maintenance and Repair	10
(b) Tank Capacity Resolution	10
(c) Customer’s Right To Cure	11

8. REIMBURSEMENT; SURCHARGES	12
(a) Reimbursement	12
(b) Surcharges	12

9. TANK MODIFICATION AND CLEANING; REMOVAL OF PRODUCT	13
(a) Tank Modifications	13
(b) Responsibility for Fees	13
(c) Removal of Product	13

10. TAXES, ETC.	13

11. PAYMENTS	14

12. SCHEDULING	14

13. MEASUREMENT	14

14. CUSTODY TRANSFER AND TITLE	14

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15. OPERATING PROCEDURES; SERVICE INTERRUPTIONS	15
(a) Operating Procedures for Customer	15
(b) Operating Procedures for Operator	15
(c) Service Interruptions	15

16. LIENS	15

17. [INTENTIONALLY LEFT BLANK]	15

18. COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS	15
(a) Compliance With Law	15
(b) Licenses and Permits	16
(c) Applicable Law	16
(d) New Or Changed Applicable Law	16

19. LIMITATION ON LIABILITY	16

20. INDEMNIFICATION	17
(a) Operator Indemnities	17
(b) Customer Indemnities	17
(c) Indemnity Procedure	18
(d) Settlements	18

21. TERMINATION; RIGHT TO ENTER INTO A NEW AGREEMENT	19
(a) Termination for Default	19
(b) Other Breaches	19
(c) Obligations at Termination	19
(d) Inventory Settlement	20

22. FORCE MAJEURE	20
(a) Force Majeure	20
(b) Termination Notice	20

23. SUSPENSION OF REFINERY OPERATIONS	20

24. ASSIGNMENT; CHANGE OF CONTROL	21
(a) Assignment by Customer	21
(b) Customer Designee	21
(c) Operator Assignment	21
(d) Terms of Assignment	22
(e) Change of Control	22

25. ACCOUNTING PROVISIONS AND DOCUMENTATION; AUDIT	22
(a) Storage Services Fee Documentation	22
(b) Inspection	22
(c) Access	23

26. INSURANCE	23
(a) Coverage	23
(b) Waiver of Subrogation	24
(c) Insurance Certificates	24
(d) Self-Insurance	24

27. NOTICE	24

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28. ARBITRATION	25

29. CONFIDENTIAL INFORMATION	26
(a) Obligations	26
(b) Required Disclosure	27
(c) Return of Information	27
(d) Receiving Party Personnel	27
(e) Survival	28

30. NATURE OF TRANSACTION AND RELATIONSHIP OF PARTIES	28
(a) Independent Contractor	28
(b) No Agency	28

31. MISCELLANEOUS	28
(a) Modification; Waiver	28
(b) Integration	28
(c) Cumulative Remedies	28
(d) Governing Law; Jurisdiction	28
(e) Counterparts	29
(f) Severability	29
(g) No Third Party Beneficiaries	29
(h) Time is of the Essence	29
(i) Further Assurances	29
(j) Survival	29
(k) WAIVER OF JURY TRIAL	29
(l) Schedules and Storage Facility Service Orders	29

Exhibit 1    Storage Facility Service Orders
Exhibit 2    Form of Storage Facility Service Orders

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STORAGE SERVICES AGREEMENT
THIS STORAGE SERVICES AGREEMENT (this “Agreement”), dated February 15, 2017, is between PBFX Operating Company LLC, a Delaware limited liability company (“Operator”), and PBF Holding Company LLC, a Delaware limited liability company (“Customer”). Operator and Customer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals:
A.    In conjunction with this Agreement, Operator has entered into a lease with Customer’s wholly-owned subsidiary Chalmette Refining, L.L.C., dated the date hereof, for property located at the Refinery (as defined below) for the purpose of constructing a crude oil tank thereon for the storage of Products by Customer pursuant to the terms of this Agreement.
B.    From and after the Commencement Date (as defined below), Operator desires to use the Tank (as defined below) to provide storage and ancillary services for Products owned or delivered by Customer.
C.    Customer and Operator now desire to enter into this Agreement to memorialize the terms of their commercial relationship related to the subject matter hereof.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, Operator and Customer agree as follows:

1.	DEFINITIONS
(a)Capitalized terms.    Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Affiliate” means, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Customer and its subsidiaries (other than PBF Logistics LP and its subsidiaries), on the one hand, and PBF Logistics LP and its subsidiaries (including Operator), on the other hand, shall not be considered Affiliates of each other.
“Agreement” is defined in the Preamble.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“Arbitrable Dispute” means any and all disputes, controversies and other matters in question between Operator, on the one hand, and Customer, on the other hand, arising under or in connection with this Agreement.
“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City, New Jersey, and Louisiana are open for the general transaction of business.
“Capacity Resolution” is defined in Section 7(b).
“Change of Control” means PBF Energy Company LLC or any of its majority owned direct or indirect subsidiaries ceases to control the general partner of the Operator.
“Claimant” is defined in Section 28.
“Commencement Date” is defined in Section 3.
“Commercial Operation Date” means the first date on which the Tank (i) has been commissioned, (ii) meets all applicable construction tests, (iii) has received all permits required by Applicable Law and (iv) is capable of receiving and redelivering Product in quantities sufficient for Operator to perform its obligations under this Agreement.
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Contract Year” means a year that commences on January 1 and ends on the last day of December of such year, except that the initial Contract Year shall commence on the Commencement Date and the final Contract Year shall end on the last day of the Term.
“Customer” is defined in the Preamble.
“Customer Designee” means, collectively, each Person designated by Customer, including any Person acting as an intermediator of all or any portion of the Products or any third party.

“Customer Indemnitee” is defined in Section 20.
“Customer Inspector” means Customer, the Customer Designee and their respective representatives (including one or more Supplier Inspectors, collectively, the “Customer Inspectors”.
“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment, safety, and occupational health, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, OSHA, and other similar federal, state or local health and safety, and environmental conservation and protection laws, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
“Extension Period” is defined in Section 4.
“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of a public enemy, wars, terrorism, blockades, insurrections, riots, storms, floods, interruptions in the ability to have safe passage in navigable waterways or rail lines, washouts, other interruptions caused by acts of nature or the environment, arrests, the order of any court or Governmental Authority claiming or having jurisdiction while the same is in force and effect, civil disturbances, explosions, fires, leaks, releases, breakage, accident to machinery, vessels, storage tanks or lines of pipe or rail lines, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain or distribute Products, feedstocks, other products or materials necessary for operation because of a failure of third-party pipelines or rail lines, or any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of commercially reasonable efforts such Party is unable to prevent or overcome; provided, however, a Party’s inability to perform its economic obligations hereunder shall not constitute an event of Force Majeure.
“Force Majeure Notice” is defined in Section 22(a).
“Force Majeure Party” is defined in Section 22(a).
“Force Majeure Period” is defined in Section 22(a).
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Index Change” means the Producer Price Index is no longer published or the method of calculating the Producer Price Index is changed so that the Producer Price Index no longer reflects general increases in prices in the broad United States economy.
“Initial Extension Period” is defined in Section 4(a).
“Initial Term” is defined in Section 4(a).
“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement, cause of action, equitable or injunctive relief, or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
“Omnibus Agreement” means that Fourth Amended and Restated Omnibus Agreement, dated as of August 31, 2016, by and among PBF Holding Company LLC, PBF Energy Company LLC, PBF Logistics GP LLC, and PBF Logistics LP, as amended and restated as of the date thereof and as further amended or amended and restated from time to time.
“Operating Capacity” means the effective storage capacity of the Tank, taking into account accepted engineering principles, industry standards, American Petroleum Institute guidelines and Applicable Laws, only as to Products that the Tank is capable of storing, within the requirements of applicable permit requirements and under actual conditions as they may exist at any time.
“Operating Procedures” is defined in Section 15(a).
“Operator” is defined in the Preamble.
“OSHA” means Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.
“Party” or “Parties” are each defined in the Preamble.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline” or “Pipelines” means those pipelines that connect the receiving and delivery flanges of the Tank with the Refinery’s dock or the Refinery.
“Producer Price Index” shall have the meaning ascribed to such term by the United States Bureau of Labor Statistics.

“Product” or “Products” means crude oil and feedstocks.
“Prudent Industry Practice” means, as of the relevant time, those methods and acts generally engaged in or applied by the refining industry in the United States that, in the exercise of reasonable judgment in light of the circumstances known at the time of performance, would have been expected to accomplish the desired result at a reasonable cost consistent with functionality, reliability, safety and expedition with due regard for health, safety, security and environmental considerations. Prudent Industry Practice is not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather is intended to include reasonably acceptable practices, methods and acts generally engaged in or applied by the refining or pipeline industries (as applicable) in the United States.
“Receiving Party Personnel” is defined in Section 29(d).
“Refinery” means the refining facility located in and near Chalmette, Louisiana, owned and operated by Chalmette Refining, L.L.C.
“Respondent” is defined in Section 28.
“Restoration” is defined in Section 7(a).
“Second Extension Period” is defined in Section 4(a).
“Shell Capacity” means, each Month, the gross storage capacity of the Tank, based upon its dimensions, as set forth on Schedule A attached hereto and in applicable Storage Facility Service Orders, as such capacity may be adjusted for such Month as provided herein.
“Special Damages” is defined in Section 19.
“Storage Facility Service Order” is defined in Section 6(a).
“Storage Services Fee” is defined in Section 5(a).
“Supplier Inspector” means any Person selected by Customer to perform any and all inspections required by Customer or the Customer Designee in a commercially reasonable manner at Customer’s own cost and expense that is acting on behalf of Customer or the Customer Designee and that (a) is a Person who performs sampling, quality analysis and quantity determination or similar services of the Products purchased and sold under any agreement between Customer (or its Affiliates) and the Customer Designee, (b) is not an Affiliate of any Party, and (c) in the reasonable judgment of Customer, is qualified and reputed to perform its services in accordance with Applicable Law and Prudent Industry Practice.
“Surcharge” is defined in Section 8(b)(i).
“Tank Heels” consist of the minimum quantity of Product which either (a) must remain in the Tank during all periods when the Tank is available for service to keep the Tank in regulatory compliance or (b) is necessary for physical operation of the Tank.

“Tank” means the tank at the Refinery and owned by Operator as described on Schedule A attached hereto for the storage of Products.
“Term” and “Initial Term” are defined in Section 4.
“Termination Notice” is defined in Section 22(b).
(b)Construction of Agreement.
(i)Unless otherwise specified, all references herein are to the Sections, Schedules, and Exhibits of this Agreement.
(ii)All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
(iii)Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
(iv)Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(v)Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue.
(vi)A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(vii)Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(viii)Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or reenacted from time to time.
(ix)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
2.STORAGE AND SERVICES
(a)Commitment. Subject to the terms and conditions of this Agreement, commencing on the Commencement Date Operator shall accept, redeliver, and store in the Tank all Products tendered by Customer.

(b)Ancillary Services. Additionally, Operator shall provide the ancillary services necessary to receive, store, and redeliver Products to, in and from the Tank and the associated Pipelines.
(c)Dedicated Storage. Subject to the terms of this Agreement, the Tank shall be dedicated and used exclusively for the storage of Customer’s Products or the Products of Customer Designees.
(d)Tank Heels. Customer shall be responsible for maintaining all Tank Heels required for operation of the Tanks. Tank Heels cannot be withdrawn from any Tank without prior approval of Operator. Customer shall pay the fees specified in the applicable Storage Facility Service Order to reserve, on a firm basis, the existing aggregate Shell Capacity of the Tank.
(e)Operating Hours. Operator shall receive and deliver Product at the Tank 24 hours a day, seven days a week, 365 (or 366) days a year. Normal business hours will be Monday through Friday from 8:00 a.m. to 5:00 p.m.
(f)Reports. Upon request, Operator shall provide daily electronic reports (a) summarizing receipts and deliveries of Customer’s Products into and out of storage, including the quantities received and delivered, and the date of each such transaction, and (b) of the inventory of Customer’s Products in the Tank as of the preceding day. Upon request, at the end of each calendar month during the Term, Operator shall provide to Customer a report summarizing, for such month, receipts and deliveries of Customer’s Products into and out of storage, the beginning storage inventory, the ending inventory, and any gain or loss of actual physical inventory over computed inventory. Operator will not be obligated to perform any additional administrative duties other than those set forth in this Section, unless Customer and Operator agree, in writing, to such additional duties and compensation, if any, for their performance.
3.COMMENCEMENT DATE
The “Commencement Date” of services by Operator hereunder will be the earlier of (i) November 1, 2017, and (ii) the Commercial Operation Date. If the Commencement Date occurs prior to the Commercial Operation Date, then Customer shall be obligated to pay the Storage Services Fee even if Operator is not capable of accepting delivery of Product.
4.TERM
(a)Initial Term and Extension Terms. The initial term of this Agreement shall commence on the Commencement Date and shall continue through the tenth anniversary of the Commencement Date (the “Initial Term”). This Agreement shall automatically renew following the expiration of the Initial Term for an additional period of five (5) years (the “Initial Extension Period”) unless Customer notifies Operator at least two years in advance of the expiration of the Initial Term that Customer is not electing to renew. Customer may, at its option, extend the Initial Extension Period for another renewal term of five (5) years (the “Second Extension Period” and the Initial Extension Period and the Second Extension Period, each, an “Extension Period”) by providing written notice of its intent to Operator no less than three hundred sixty-

five (365) calendar days prior to the end of the Initial Extension Period. The Initial Term, and any extensions of this Agreement as provided above, shall be referred to herein as the “Term.”
(b)Termination. The Parties may terminate this Agreement prior to the end of the Term (i) as they may mutually agree in writing or (ii) under Section 21 or Section 22.

5.	SERVICES FEE
(a)Services Fee Subject to the provisions set forth in Section 22(a), Customer shall pay Operator a Monthly fee of $0.60 per Barrel of Shell Capacity dedicated to Customer under this Agreement in such Month (the “Storage Services Fee”).
(b)Adjustment to Storage Services Fee. The Parties shall from time to time negotiate an appropriate adjustment to the Storage Services Fee if the following conditions are met for a period of thirty (30) consecutive days: (i) the full Operating Capacity of the Tanks is not available to Customer due to a failure, breakage, or accident to any of Operator’s equipment or facilities that is caused by Operator, and (ii) Operator is unable to otherwise accommodate the actual volumes of Products required to be stored by Customer under this Agreement for reasons within the reasonable control of Operator. Unless otherwise agreed, such adjustment shall be made in proportion to the reduction in Operating Capacity for any time period compared with the Operating Capacity then in effect for the Tank pursuant to the mutually agreed Storage Facility Service Order. For example, if the Storage Services Fee applicable to the Shell Capacity of the Tank is $0.60 per Barrel per Month x 345,000 Barrels = $207,000, and if the Operating Capacity in the then-applicable Storage Facility Service Order is 301,000 Barrels, and if the Operating Capacity falls 10% to 270,900, then the Storage Services Fee for the affected Tank during the period in which the full Operating Capacity of the Tank is not available to Customer for any reason (other than any reason resulting from or relating to actions or inactions by Customer) would be reduced by 10% to $186,300. The Parties recognize that the existing Operating Capacity of the Tank may be less than the Shell Capacity of the Tank, but the Parties acknowledge and agree that the Storage Services Fee shall be set in terms of a dollar-per-Barrel per Month rate based on Shell Capacity in the Storage Facility Service Order.
(c)Rate and Fee. The Storage Services Fee shall be calculated for the then-existing Shell Capacity of the Tank. The Storage Services Fee owed during the Month in which the Commencement Date occurs, if less than a full calendar Month, shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.

6.	STORAGE FACILITY SERVICE ORDERS
(a)Description. Customer and Operator will enter into the Storage Facility Service Order attached as Exhibit 1 as of the Effective Date and may enter into additional storage facility service orders substantially in the form attached hereto as Exhibit 2 (each, a “Storage Facility Service Order”). Upon the request of Customer under this Agreement or as deemed necessary or appropriate by Operator in connection with the services to be delivered pursuant hereto, Operator shall generate a Storage Facility Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Storage Facility Service Order shall be effective until fully executed by both Customer and Operator.
(b)Included Items. Items available for inclusion on a Storage Facility Service Order include, but are not limited to, the following:
(i)the Operating Capacity and Shell Capacity of the Tank;
(ii)the Services Fees pursuant to Section 5;
(iii)any reimbursement pursuant to Section 8(a);
(iv)any Surcharge pursuant to Section 8(b);
(v)any modification, cleaning, or conversion of the Tank as requested by Customer pursuant to Section 9(a);
(vi)any reimbursement related to newly imposed taxes and regulations pursuant to Section 10; and
(vii)any other services that may be agreed upon by the Parties.
(c)Fee Increases. The Storage Services Fees set forth in this Agreement and any other fees set forth in any Storage Facility Service Order shall be increased on January 1 of each Contract Year, commencing on January 1, 2019, (i) by an amount equal to the increase or decrease, if any, in the Producer Price Index during the previous Contract Year and (ii) by an amount equal to the increase, if any, in the individual out-of-pocket costs that increase greater than the Producer Price Index reasonably incurred by Operator in connection with providing the services hereunder; provided, however, that no fee shall be decreased below the initial fee for such service provided in this Agreement; provided, further, that Operator shall use commercially reasonable efforts to mitigate any such rise in out-of-pocket costs incurred by Operator in connection with providing the services hereunder. In the event of an Index Change, Customer and Operator shall negotiate in good faith to agree on a new index that gives comparable protection against inflation that the Producer Price Index gave as of the date hereof, and, for all periods following the date of such Index Change, such new index shall replace the Producer Price Index for all purposes herein.
(d)Conflicts. In case of any conflict between the terms of this Agreement and the terms of any Storage Facility Service Order, the terms of the applicable Storage Facility Service Order shall govern.

7.	CAPABILITIES OF FACILITIES
(a)Maintenance and Repair. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with Prudent Industry Practice, Operator shall maintain the Tank and the Pipelines in a condition and with a capacity sufficient to store and handle a volume of Customer’s Products at least equal to the initial Operating Capacity of the Tank. Operator’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service, to the extent such Force Majeure or other interruption of service impairs Operator’s ability to perform such obligations. If, for any reason, including a Force Majeure event, the condition of the Tank or associated Pipelines are below the level necessary for Operator to store and handle a volume of Customer’s Products at least equal to the initial Operating Capacity, then within a reasonable period of time thereafter, Operator shall make repairs to restore the capacity of the Tank or associated Pipelines to ensure service at the initial Operating Capacity (“Restoration”). Except as provided below in Section 7(b), all of such Restoration work shall be at Operator’s cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of Customer’s employees, agents or customers.
(b)Tank Capacity Resolution. Subject to Section 22, if Operator fails to maintain the Tank or any Pipeline in a condition and with a capacity sufficient to store and handle a volume of Customer’s Products equal to its initial Operating Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (as defined below). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity of the Tank and/or its associated Pipelines which will, among other things, specify steps to be taken by Operator to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with Prudent Industry Practice and shall take into consideration Operator’s economic considerations relating to costs of the repairs and Customer’s requirements concerning its refining and marketing operations. Operator shall use commercially reasonable efforts to continue to provide storage of Customer’s Products in the Tank during the period before Restoration is completed. If Customer’s economic considerations justify incurring additional costs to restore the Tank and/or associated Pipelines in a more expedited manner than the time schedule determined in accordance with the preceding sentences, then Customer may require Operator to expedite the Restoration to the extent reasonably possible, subject to Customer’s payment upon the occurrence of mutually agreed upon milestones in the Restoration process. If the Operating Capacity of the Tank is reduced, and the Parties agree that the Restoration of the Tank to its full Operating Capacity is not justified under the standards set forth in the preceding sentences, then the Parties shall negotiate an appropriate adjustment to the Storage Services Fee to account for the reduced Operating Capacity available for Customer’s use. If the Parties agree to an expedited Restoration plan in which Customer agrees to pay the Restoration costs based on milestone payments or if the Parties agree to a reduced Storage Services Fee, then neither Party shall have the right to terminate this Agreement or any applicable Storage Facility Service Order pursuant to Section 23 below, so long as any such Restoration is completed with due diligence.
(c)Customer’s Right To Cure. If Operator either (i) refuses or fails to meet with Customer within the period set forth in Section 7(b), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 7(b), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, then Customer may, as its sole remedy for any breach by Operator of any of its obligations under Section 7(b), require

Operator to complete a Restoration of the Tank or the affected Pipeline or Tank, and the Storage Services Fee shall be reduced, as described in Section 7(b) above, to account for the reduced Operating Capacity available for Customer’s use until such Restoration is completed. Any such Restoration required under this Section 7(c) shall be completed by Operator at Customer’s cost. Operator shall use commercially reasonable efforts to continue to provide storage of Customer’s Products at the Tank or Pipeline while such Restoration is being completed. Any work performed by Operator pursuant to this Section 7(c) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline and terminal industry standards and in accordance with Applicable Law. Additionally, Customer may exercise any remedies available to it under this Agreement or any Storage Facility Service Order (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by Operator of the applicable provisions of this Agreement or any Storage Facility Service Order, including, without limitation, the obligation to make Restorations as described herein.

8.	REIMBURSEMENT; SURCHARGES
(a)Reimbursement. In addition to paying the Storage Services Fee, Customer shall reimburse Operator for all of the following: (i) the actual cost of any expenditures that Operator agrees to make upon Customer’s request, (ii) hazardous and non-hazardous waste disposal expenses arising in connection to the services performed hereto, and (ii) any cleaning, degassing, or other preparation of the Tank.
(b)Surcharges.
(i)If, during the Term, any Applicable Laws or applicable Prudent Industry Practices are changed or enacted that require Operator to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Tank or with respect to the services provided hereunder, Operator may, subject to the terms of this Section 8(b), impose a surcharge (a “Surcharge”) to cover Customer’s pro rata share of the cost of complying with these Applicable Laws or Prudent Industry Practices, based upon the percentage of Customer’s use of the services or facilities, as compared to use by third parties, impacted by such Applicable Laws or Prudent Industry Practices.
(ii)Operator shall notify Customer of such changes resulting in a proposed Surcharge to be imposed pursuant to Section 8(b)(i). Operator and Customer then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in any Applicable Laws or Prudent Industry Practices, the cost thereof, and how such cost shall be paid, with the understanding that Operator and Customer shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these Applicable Laws and Prudent Industry Practices. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes to Operating Capacities or other performance standards set forth in a Storage Facility Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the Applicable Laws or Prudent Industry Practices were changed or enacted.

(iii)Operator shall invoice Customer for Surcharges as the costs are incurred by Operator.
9.TANK MODIFICATION AND CLEANING; REMOVAL OF PRODUCT
(a)Tank Modifications. The Tank shall be used for its intended service, but Customer may request that the Tank be changed for storage of a different grade or type of Product. In such an instance, Operator shall agree in good faith to a change in such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements, and Applicable Laws. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the Tanks is performed by Operator at the request of Customer, then Customer shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges Operator may be required to pay in regard to such waste (subject to subparagraph (c) below), which costs shall be set forth on the applicable Storage Facility Service Order. Operator may require Customer to pay all such amounts prior to commencement of any remodeling work on the Tanks, or by mutual agreement the Parties may agree upon an increase in the Storage Services Fee to reimburse Operator for its costs of such modifications, plus a reasonable return on capital.
(b)Responsibility for Fees. If Operator takes the Tanks out of service for regulatory requirements, repair, or maintenance, then Customer shall be solely responsible for any alternative storage or Product movements as required and all third-party fees associated with such movements. Unless the Tank is removed specifically at Customer’s request, then Customer shall not be responsible to Operator for any Storage Services Fee during the period that the Tank is out of service.
(c)Removal of Product. Materials stored in or removed from the Tank shall at all times remain owned by Customer or Customer’s Designee, which shall always remain responsible for, at its sole cost, receiving custody of all of its materials to be removed from the Tank, making appropriate arrangements to receive custody at the Tank in a manner acceptable to Operator, and disposal of such material after custody is returned to Customer or Customer’s Designee. Customer shall be responsible for any fees and costs associated with the disposal of hazardous and non-hazardous waste unless caused by Operator’s gross negligence, or willful misconduct. Operator shall have no obligations regarding disposition of such materials, other than to return custody to Customer at the Tank. Customer or Customer’s Designee shall be responsible, at its own expense, for any insurance for Products at the Tank.
10.TAXES, ETC.
(a)    Customer shall (i) pay all taxes, fees and other charges and assessments (including any charge or payment in lieu thereof), including ad valorem or property taxes, ownership taxes related to Customer’s Product, and sales taxes on Customer’s Product, and (ii) promptly reimburse Operator for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges, and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any Governmental Authority that Operator incurs on Customer’s behalf for the services provided by Operator under this Agreement or any applicable Storage Facility Service Order. If Operator is required to pay any of the foregoing, Customer shall promptly reimburse Operator in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges, and sums shall be specified in an applicable Storage Facility Service Order.
(b)    Except as provided in Section 10(a), Operator shall pay all applicable taxes levied upon Operator (including real or personal property of Operator, or both) as a result of Customer’s activities at the Tank that Operator may be required to pay or collect under Applicable Law.
11.PAYMENTS
Operator shall invoice Customer monthly for all fees and payments under this Agreement. Customer will make payments to Operator on a monthly basis during the Term with respect to amounts due to Operator under this Agreement in the prior month ten (10) days after its receipt of such invoice. Any past due payments owed to Operator hereunder shall accrue interest, payable on demand, at the Prime Rate plus 400 basis points from the due date of the payment through the actual date of payment. Payment pursuant to this Section 11 shall be made by wire transfer of immediately available funds to an account designated in writing by Operator. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day. Notwithstanding the foregoing, Customer may dispute any portion of an invoice by delivering to Operator written notice of such dispute on or before the date payment of such invoice is due. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice within ten (10) days after its receipt.
12.SCHEDULING
All scheduling of deliveries and receipts of Product hereunder shall be made in accordance with the Operating Procedures.
13.MEASUREMENT
The measurement control practices set forth in Schedule B shall govern the services provided hereunder.
14.CUSTODY TRANSFER AND TITLE
Operator shall be deemed to have custody of the Product after it enters Operator’s fixed receiving flange and until the Product leaves the fixed delivery flange on the receiving manifold of the Tank. Upon re-delivery of any Product to Customer’s account, Customer shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody. Title to all Customer’s or Customer Designee’s Products received in the Tank shall remain with Customer or Customer Designee at all times. Both Parties acknowledge that this Agreement and any Storage Facility Service Order represent a bailment of Products by Customer or Customer Designee to Operator and not a consignment of Products, it being understood that Operator has no authority hereunder to sell or seek purchasers for the Products of Customer or Customer Designee. Customer or Customer Designee hereby warrants that it shall have good title to and the right to deliver, store and receive Products pursuant to the terms of this Agreement or any applicable Storage Facility Service Order. Customer acknowledges that, notwithstanding anything to the contrary contained in this Agreement or in any Storage Facility Service Order, Customer or Customer Designee acquires no right, title or interest in or to any of the Tank or the associated Pipelines, except the right to receive, deliver and store the Products in the Tank and the associated Pipelines. Operator shall retain control of the Tank and the associated Pipelines.
15.OPERATING PROCEDURES; SERVICE INTERRUPTIONS
(a)Operating Procedures for Customer. Customer hereby agrees to strictly abide by any and all procedures (the “Operating Procedures”) relating to the operation and use of the Tank and the Pipelines that generally apply to receipt, delivery, storage, and movement of Products at the Refinery. Operator shall provide Customer with a current copy of its Operating Procedures and shall provide Customer with thirty (30) days’ prior written notice of any changes to the Operating Procedures that affect Customer’s use of the Tank, unless a shorter implementation of such revised Operating Procedures is required by Applicable Law.
(b)Operating Procedures for Operator. Operator shall carry out the handling of the Products at the Tank and the Pipelines in accordance with the Operating Procedures.
(c)Service Interruptions. Operator shall use reasonable commercial efforts to minimize the interruption of service at the Tank and any of the associated Pipelines. Operator shall promptly inform Customer’s operational personnel of any anticipated partial or complete interruption of service at any Tank associated Pipelines, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions Operator is taking to resume full operations, provided that Operator shall not have any liability for any failure to notify, or delay in notifying, Customer of any such matters except to the extent Customer has been materially prejudiced or damaged by such failure or delay.
16.LIENS
Operator hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which Operator would or might otherwise have under or with respect to all Products stored or handled hereunder. Operator further agrees to furnish documents reasonably acceptable to Customer and its lender(s) (if applicable), and to cooperate with Customer in assuring and demonstrating that Product titled in Customer’s or Customer Designee’s name shall not be subject to any lien other than liens created by Customer.
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18.COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS
(a)Compliance With Law. None of the Products covered by this Agreement or any Storage Facility Service Order shall be derived from any Product which was produced or withdrawn from storage in violation of any Applicable Law.

(b)Licenses and Permits. Operator shall maintain all necessary licenses and permits for the storage of Products at the Tank and the associated Pipelines.
(c)Applicable Law. The Parties are entering into this Agreement and any Storage Facility Service Order in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products hereunder, or any receipt, throughput, delivery, transportation, handling, storage or redelivery of Products hereunder or the ownership, operation or condition of the Tank. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement and any Storage Facility Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Storage Facility Service Order shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Storage Facility Service Order shall remain effective.
(d)New Or Changed Applicable Law. If, during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or any Storage Facility Service Order and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or any Storage Facility Service Order with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement or to an applicable Storage Facility Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
19.LIMITATION ON LIABILITY
Notwithstanding anything to the contrary contained herein, except to the extent set forth herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, incidental, special, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement or any Storage Facility Service Order, REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES UNDER OR RESULTS FROM BREACH OF CONTRACT, TORT, OR STRICT LIABILITY OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in connection with any third-party claim or imposed in favor of unaffiliated Persons that are not Parties to this Agreement; provided, further, that to the extent a Party hereunder receives insurance proceeds with respect to Special Damages that would be waived hereunder if not for this Section 19, such Party shall be liable for such Special Damages up to the amount of such insurance proceeds (net any deductible and premiums paid with respect thereto).

20.INDEMNIFICATION
(a)Operator Indemnities. Operator shall defend, indemnify and hold harmless Customer, any Customer Designee, their respective Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Customer Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Operator of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Operator made herein or in connection herewith proving to be false or misleading, (ii) any failure by Operator, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, (iii) the offsite disposal of any hazardous or non-hazardous waste generated from the Tank, or (iv) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Operator, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling or transportation of any Products hereunder, except to the extent of Customer’s obligations under Section 20(b) below, and except to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the negligence or willful misconduct on the part of the Customer Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, Operator’s liability to the Customer Indemnitees pursuant to this Section 20 shall be net of any insurance proceeds actually received by the Customer Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. Customer shall, and shall cause the other Customer Indemnitees to, (A) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Customer Indemnitees are entitled with respect to or on account of any such damage or injury, (B) notify Operator of all potential claims against any third party for any such insurance proceeds, and (C) keep Operator fully informed of the efforts of the Customer Indemnitees in pursuing collection of such insurance proceeds.
(b)Customer Indemnities. Customer shall defend, indemnify and hold harmless Operator, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Operator Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by Customer of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Customer made herein or in connection herewith proving to be false or misleading, (ii) any personal injury incurred by any representative of Customer or the Customer Designee (including any Supplier Inspector or Customer Inspector) while on Operator’s property, (iii) any failure by Customer, the Customer Designee, their respective Affiliates or any of their respective employees, representatives (including any Supplier Inspector or Customer Inspector), agents or contractors to comply with or observe any Applicable Law, or (iv) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by Customer, the Customer Designee, their respective Affiliates or any of their respective employees, representatives (including any Supplier Inspector or Customer Inspector), agents or contractors in the exercise of any of the rights granted hereunder or the refining or storage of any Products hereunder, except to the extent of Operator’s obligations under Section 20(a) above, and except to the extent that such injury, disease, death, or damage to or loss of property, fine or penalty was caused by the negligence or willful misconduct on the part of the Operator Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. The foregoing indemnity will apply to Liabilities arising out of Operator’s negligence other than Operator’s gross or sole negligence. Notwithstanding the foregoing, Customer’s liability to the Operator Indemnitees pursuant to this Section 20(b) shall be net of any insurance proceeds actually received by the Operator Indemnitees or any of their respective Affiliates from any third party with respect to or on account of the damage or injury which is the subject of the indemnification claim. Operator shall, and shall cause the other Operator Indemnitees to, (A) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Operator Indemnitees are entitled with respect to or on account of any such damage or injury, (B) notify Customer of all potential claims against any third party for any such insurance proceeds, and (C) keep Customer fully informed of the efforts of the Operator Indemnitees in pursuing collection of such insurance proceeds.
(c)Indemnity Procedure. As soon as practicable after a party (the “Indemnified Party”) receives notice of any suit or other proceeding brought against it by a third party for which indemnification is sought pursuant to this Section 20 (a “third party claim”), the Indemnified Party shall furnish to the other party (the “Indemnifying Party”) written notice of such third party claim and a request for indemnification under this Section 20, but the failure of an Indemnified Party to give such notice to the Indemnifying Party will not relieve the Indemnifying Party of its obligations to indemnify the Indemnified Party under this Section 20 except to the extent that the Indemnifying Party was materially and adversely prejudiced by the failure to receive such notice. The Indemnifying Party may elect to assume the defense of such third party claim with counsel reasonably acceptable to the Indemnified Party by giving to the Indemnified Party written notice of such election within 30 days of receipt of notice of such third party claim. The Indemnified Party shall provide to the Indemnifying Party any information reasonably within its knowledge relating to such third party claim and shall render all reasonable assistance requested by the Indemnifying Party in the defense thereof. The Indemnified Party may participate, but will not be obligated to participate, at its own expense, with counsel of its own selection, in the defense and/or settlement thereof without relieving the Indemnifying Party of any obligations hereunder. If the Indemnifying Party has not assumed the defense of any such third party claim within such 30-day period, then the Indemnified Party may defend such third party claim with counsel of its choosing at the cost and expense of the Indemnifying Party (which counsel must be reasonably acceptable to the Indemnifying Party).
(d)Settlements. Except as provided in the last sentence of this paragraph, the Indemnified Party shall not settle or comprise any third party claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall not settle or comprise any such matter without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned) unless such settlement or compromise relates solely to the payment of money damages and includes an unconditional release in writing in favor of the Indemnified Party of all liabilities in respect thereof. Notwithstanding anything to the contrary contained herein, an Indemnified Party may withhold consent to any settlement or compromise of any third party claim, and may under all circumstances control the defense and settlement of such third party claim with counsel of its choosing, to the extent that such third party claim does not involve the payment of money damages and the adverse party is seeking injunctive relief or any other non-monetary relief that is reasonably expected by the Indemnified Party to have a material and adverse impact on the operations, business or condition (financial or otherwise) of such Indemnified Party or its Affiliates.
21.TERMINATION; RIGHT TO ENTER INTO A NEW AGREEMENT
(a)Termination for Default. A Party shall be in default under this Agreement or any Storage Facility Service Order if:
(i)the Party breaches any provision of this Agreement or a Storage Facility Service Order, which breach has a material adverse effect on the other Party (with such material adverse effect being determined based on this Agreement and all Storage Facility Service Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day Period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action; or
(ii)the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.
If either Party is in default as described above, then (i) if Customer is in default, Operator may or (ii) if Operator is in default, Customer may: (1) terminate this Agreement and all applicable Storage Facility Service Orders upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Party under this Agreement and the Tank Service Orders; and/or (3) pursue any other remedy at law or in equity.
(b)Other Breaches. If a Party breaches any provision of this Agreement or a Storage Facility Services Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.
(c)Obligations at Termination. Unless otherwise mutually agreed by the Parties, within thirty (30) days of the termination or expiration of this Agreement, (i) Customer shall promptly remove all of its removable Products from the Tank and (ii) Operator shall remove the remaining Tank Heels and tank bottoms and deliver them to Customer or Customer’s designee. If Product is not removed within such thirty (30) day period, then Customer shall be assessed a holdover storage fee, calculated on the same basis as the Storage Services Fee, to all Products held in storage more than thirty (30) days beyond the termination or expiration of this

Agreement until such time Customer’s entire Product is removed from the Tank. Customer shall not be assessed any storage fees associated with the removal of Product to the extent that Customer’s ability to remove such Product is delayed or hindered by Operator, its agents, or contractors for any reason.
22.FORCE MAJEURE
(a)Force Majeure. In the event that a Party (the “Force Majeure Party”) is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then such Party shall within a reasonable time after the occurrence of such event of Force Majeure deliver to the other Party written notice (a “Force Majeure Notice”) including full particulars of the Force Majeure event, and the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, however, that prior to the second (2nd) anniversary of the Commencement Date, in the event Customer shall declare a Force Majeure, Customer shall be required to continue to make payments of the Storage Services Fee in an amount equivalent to that being paid prior to the Force Majeure Event. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). Customer shall be required to pay any amounts accrued and due under this Agreement at the time of the start of the Force Majeure event. The Force Majeure Party shall remedy the cause of the Force Majeure event so far as possible with all reasonable efforts, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial or labor disputes other than as it shall determine to be in its best interests or to receive or deliver any Product at any facility other than the Tank.
(b)Termination Notice. If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period will continue for more than twelve (12) consecutive, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the delivery of the Termination Notice; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective, and, upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations.
23.SUSPENSION OF REFINERY OPERATIONS
This Agreement shall continue in full force and effect regardless of whether Customer decides to permanently or temporarily suspend refining operations at the Refinery. Customer is not permitted to suspend or reduce its obligations under this Agreement or any Storage Facility Service Order in connection with a shutdown of the Refinery for scheduled turnarounds or other regular servicing or maintenance. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then the Customer shall remain liable for the Storage Services Fee under this Agreement or any Storage Facility Service Order for the duration of the suspension. Customer shall provide at least thirty (30)

days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance.
24.ASSIGNMENT; CHANGE OF CONTROL
(a)Assignment by Customer. Except as set forth in this Section 24(a), Customer shall not assign its rights or obligations hereunder without Operator’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Customer may assign this Agreement without Operator’s consent in connection with a sale by Customer of its inventory of Products, or all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of Customer’s obligations under this Agreement; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Customer in its reasonable judgment; and (b) Customer shall be permitted to make a collateral assignment of this Agreement solely to secure financing for itself or any of its Affiliates.
(b)Customer Designee.
(i)Without Operator’s consent, Customer shall be permitted to assign Customer’s rights to use, hold the Products in, and transport the Products through, the Tank and the associated Pipelines pursuant to this Agreement, to a Customer Designee.
(ii)Customer shall act as the Customer Designee’s counterparty for all purposes of this Agreement, and Operator shall be entitled to follow Customer’s instructions with respect to all of the Customer Designee’s Products that are transported or handled by Operator pursuant to this Agreement unless and until Operator is notified by the Customer Designee in writing that Customer is no longer authorized to act as the Customer Designee’s counterparty, in which case Operator shall thereafter follow the instructions of the Customer Designee (or such other agent as the Customer Designee may appoint) with respect to all the Customer Designee’s Products that are transported or handled by Operator pursuant to this Agreement. Customer shall be responsible for all the Customer Designee’s payments to Operator hereunder; provided, however, that Operator shall accept payment in connection with this Agreement directly from any Customer Designee and apply such payments against amounts owed by Customer hereunder.
(c)Operator Assignment. Operator shall not assign its rights or obligations under this Agreement without the prior written consent of Customer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) subject to Article VI of the Omnibus Agreement, Operator may assign this Agreement without such consent in connection with a sale by Operator of the Tank, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (i) agrees to assume all of Operator’s obligations under this Agreement; (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Operator in its reasonable judgment; and (iii) is not a competitor of Customer, as determined by Customer in good faith; and (b) Operator shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Operator and its Affiliates.

(d)Terms of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
(e)Change of Control. The Parties’ obligations hereunder shall not terminate in connection with a Change of Control; provided, however, that in the case of a Change of Control, Customer shall have the option to extend the Term as provided in Section 4(a), without regard to the notice period provided in Section 4(a).
25.ACCOUNTING PROVISIONS AND DOCUMENTATION; AUDIT
(a)Storage Services Fee Documentation. Within ten (10) Business Days following the end of each Month, Operator shall furnish Customer with a statement showing a calculation of Customer’s Storage Services Fee for such Month. Operator shall furnish all appropriate documentation to support the calculation of all fees, and, to the extent reasonably available, to document movement of Products through the Tank.
(b)Inspection. At any reasonable times during normal business hours and upon reasonable prior notice, Customer and the Customer Inspectors shall have the right to enter and exit Operator’s premises in order to have access to the Tank, to observe the operations of the Tank and to conduct such inspections as Customer or the Customer Designee may wish to have performed in connection with this Agreement, including to enforce its rights and interests under this Agreement; provided, however, that (a) each of the Customer Inspectors shall follow routes and paths to be reasonably designated by Operator or security personnel retained by Operator, (b) each of the Customer Inspectors shall observe all security, fire and safety regulations while in, around or about the Tank and the associated Pipelines, (c) when accessing the facilities of Operator, the Customer Inspectors shall at all times comply with Applicable Law and such safety directives and guidelines as may be furnished to Customer or the Customer Designee by Operator by any means (including in writing, orally, electronically or through the posting of signs) from time to time, and (d) Customer shall be liable for any personal injury to its representatives or any damage caused by such Customer Inspectors in connection with such access to the Tank and the associated Pipelines. Without limiting the generality of the foregoing, Operator shall regularly grant the Customer Inspectors such access from the last day of each month until the third (3rd) Business Day of the ensuing month. Notwithstanding any of the foregoing, if a default hereunder with respect to Operator has occurred and is continuing, the Customer Inspectors shall have unlimited and unrestricted access to the Tank, for so long as such default continues.
(c)Access. Customer, the Customer Designee and their respective representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by Operator, or any of its contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to two (2) years after termination of this Agreement. Customer or the Customer Designee shall have the right to conduct such audit no more than once per calendar quarter and each audit shall be limited in time to no more than the present and prior two (2) calendar years. Claims as to defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Term. Operator shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Term. Additionally, Operator shall make available a copy of any meter calibration report, to be available for inspection upon reasonable request by Customer or the Customer Inspectors at the Tank and the associated Pipelines following any calibration. Notwithstanding any of the foregoing, if an event of default hereunder with respect to Operator has occurred and is continuing, the Customer Inspectors shall have unlimited and unrestricted access to the accounting records and other documents maintained by Operator with respect to the Tank and the associated Pipelines, for so long as such default continues.
26.INSURANCE
(a)Coverage. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, Customer shall maintain at its expense the below listed insurance in the amounts specified below which are minimum requirements. Such insurance shall provide coverage to Operator and such policies, other than Worker’s Compensation Insurance, shall include Operator as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by Operator (which shall be excess) and each policy shall provide the full coverage required by this Agreement and any Storage Facility Service Order. All such insurance shall be written with carriers and underwriters reasonably acceptable to Operator, provided that Customer may procure worker’s compensation insurance from the State of Louisiana. All limits listed below are required minimum limits:
(i)Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of Louisiana, in limits not less than statutory requirements;
(ii)Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;
(iii)Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by Operator or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement and any Storage Facility Service Order by Customer;
(iv)Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;

(v)Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above; and
(vi)Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000. Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim.
(b)Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against Operator, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
(c)Insurance Certificates. Upon execution of this Agreement and prior to the operation of any equipment by Customer, Customer will furnish to Operator, and at least annually thereafter (or at any other times upon request by Operator) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement or any applicable Storage Facility Service Order), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Acord” Certificate of Insurance, and reflect that they are for the benefit of Operator and shall provide that there will be no material change in or cancellation of the policies unless Operator is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to Operator prior to policy expiration.
(d)Self-Insurance. Customer shall be solely responsible for any deductibles or self-insured retention.
27.NOTICE
All notices, requests, demands, and other communications hereunder (unless otherwise set forth in the Operating Procedures) will be in writing and will be deemed to have been duly given: (i) if by transmission by hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer, to:
PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Erik Young
Telecopy No: (973) 455-7562
Email: erik.young@pbfenergy.com
with a copy, which shall not constitute notice, to:
PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Trecia Canty
Telecopy No: 973-971-3654
Email: trecia.canty@pbfenergy.com
If to Operator, to:
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Jim Fedena
Email: jim.fedena@pbfenergy.com
with a copy, which shall not constitute notice, to:
PBF Logistics LP
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Trecia Canty
Telecopy No: 973-971-3654
Email: trecia.canty@pbfenergy.com
or to such other address or to such other Person as either Party will have last designated by notice to the other Party.
28.ARBITRATION
Any and all Arbitrable Disputes (except to the extent injunctive relief is sought) shall be resolved through the use of binding arbitration using, in the case of an Arbitrable Dispute involving a dispute of an amount equal to or greater than $1,000,000 or non-monetary relief, three arbitrators, and in the case of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, one arbitrator, in each case in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 28 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 28 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed, and, in the event of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, such third arbitrator shall act as the sole arbitrator, and the sole role of the first two arbitrators shall be to appoint such third arbitrator. Claimant will pay the compensation and expenses of the arbitrator named by or for it, and Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of Operator, Customer, or any of their Affiliates and (b) have not less than seven (7) years’ experience in the energy industry. The hearing will be conducted in the State of Delaware or the Wilmington, Delaware Metropolitan area and commence within thirty (30) days after the selection of the third arbitrator. Customer, Operator and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages. Notwithstanding anything herein the contrary, Customer may not dispute any amounts with respect to an invoice delivered in accordance with Section 11 that Customer has not objected to within one hundred twenty (120) days of receipt thereof. No default shall occur hereunder if the subject matter underlying such potential default is the subject matter of any dispute that is pending resolution or arbitration under this Section 28 until such time that such dispute is resolved in accordance with this Section 28.
29.CONFIDENTIAL INFORMATION
(a)Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 29. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Notwithstanding the foregoing but subject to Section 29(b), nothing in this Section 29(a) will prevent either party from disclosing such information (a) to any officer, director, employee, agent, or advisor of such party for purposes of administering, negotiating, considering, implementing, assigning, or evaluating the agreements provided herein and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) as required by any Applicable Law, (c) upon the order or request of any Governmental Authority, (d) that is or becomes available to the public or that is or becomes available to any Party other than as a result of a disclosure by the other party prohibited by this Agreement, (e) in connection with any litigation relating to this Agreement to which such Party or any of its Affiliates may be a party, (f) to the extent necessary in connection with the exercise of any right or remedy under this Agreement, and (g) to any actual or proposed assignee, in each case, subject to provisions similar to those contained in this Section 29.
(b)Required Disclosure. If the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party or destroyed with destruction certified by the receiving Party upon termination of this Agreement, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies. Any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 29, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law for so long as such Confidential Information is retained.
(d)Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement or any Storage Facility Service Order (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)Survival. The obligation of confidentiality under this Section 29 shall survive the termination of this Agreement for a period of two (2) years.

30.NATURE OF TRANSACTION AND RELATIONSHIP OF PARTIES
(a)Independent Contractor. This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that Operator is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make Operator, or any employee or agent of Operator, an agent or employee of Customer.
(b)No Agency. No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person in the name of the other Party; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other Party; or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.
31.MISCELLANEOUS
(a)Modification; Waiver. This Agreement or any Storage Facility Service Order may be amended or modified only by a written instrument executed by the Parties. The failure of a Party hereunder or under any Storage Facility Service Order to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. Any of the terms and conditions of this Agreement or any Storage Facility Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement or any Storage Facility Service Order, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or any Storage Facility Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)Integration. This Agreement, together with the Schedules and Storage Facility Service Orders, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
(c)Cumulative Remedies. Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
(d)Governing Law; Jurisdiction. This Agreement and any Storage Facility Service Order shall be governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement and any Storage Facility Service Order to the laws of another state. Subject to Section 28, the Parties agree to the exclusive venue of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Agreement and any Storage Facility Service Order.
(e)Counterparts. This Agreement and any Storage Facility Service Order may be executed in one or more counterparts (including by facsimile or portable document format (pdf))

for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.
(f)Severability. Whenever possible, each provision of this Agreement and any Storage Facility Service Order will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or any Storage Facility Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(g)No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement and any Storage Facility Service Order do not impart enforceable rights in anyone who is not a Party, a successor or permitted assignee of a Party, a Customer Indemnitee or an Operator Indemnitee; provided, however, that upon written request from Customer, this Agreement will be amended by the Parties to make any Customer Designee or lender or intermediator of Customer or any Customer Designee a third-party beneficiary hereof.
(h)Time is of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
(i)Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
(j)Survival. All audit rights, payment, confidentiality and indemnification obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.
(k)WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY STORAGE FACILITY SERVICE ORDER OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.
(l)Schedules and Storage Facility Service Orders. Each of the Schedules and Storage Facility Service Orders attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.
PBFX OPERATING COMPANY LLC

By:    /s/ James Fedena
Name: James Fedena
Title: Senior Vice President, Logistics

PBF HOLDING COMPANY LLC

By:    /s/ Erik Young
Name: Erik Young
Title: Senior Vice President and
Chief Financial Officer

Signature Page to Storage Services Agreement

EXHIBIT 1
INITIAL STORAGE FACILITY SERVICE ORDER
[Attached behind this page]

Exhibit 1

STORAGE FACILITY SERVICE ORDER
February 15, 2017
This Storage Facility Service Order is entered as of February 15, 2017, by and between PBFX Operating Company LLC, a Delaware limited liability company, and PBF Holding Company LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Storage Services Agreement dated as of February 15, 2017, by and among such parties (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 6 of the Agreement, effective as of the Commencement Date, the parties hereto agree to the following provisions:
(i)the Operating Capacity and Shell Capacity of the Tank: Attachment A
(ii)the Storage Services Fee pursuant to Section 5: $0.60 per shell barrel per Month
(iii)any reimbursement pursuant to Section 8(a): N/A at this time
(iv)any Surcharge pursuant to Section 8(b): N/A at this time
(v)any modification, cleaning, or conversion of the Tank as requested by PBF pursuant to Section 9(a): N/A at this time
(vi)any reimbursement related to newly imposed taxes and regulations pursuant to Section 10: N/A at this time
(vii)any other services that may be agreed upon by the Parties: N/A at this time
Except as set forth in this Storage Facility Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Storage Facility Service Order.

Exhibit 1

IN WITNESS WHEREOF, the parties hereto have duly executed this Storage Facility Service Order as of the date first written above.
PBFX OPERATING COMPANY LLC
By:    __________________________________
Name:    __________________________________
Title:    __________________________________
PBF HOLDING COMPANY LLC
By:    _________________________________
Name:    _________________________________
Title:    _________________________________

Exhibit 1

EXHIBIT 2
FORM OF STORAGE FACILITY SERVICE ORDER
(______ ___, 20__)
This Storage Facility Service Order is entered as of ___, 20__, by and between PBFX Operating Company LLC, a Delaware limited liability company, and PBF Holding Company LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Storage Services Agreement dated as of [__________], 2017, by and among such parties (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 6 of the Agreement, the parties hereto agree to the following provisions:
(i)the Operating Capacity and Shell Capacity of the Tank:
(ii)the Storage Services Fee pursuant to Section 5:
(iii)any reimbursement pursuant to Section 8(a):
(iv)any Surcharge pursuant to Section 8(b):
(v)any modification, cleaning, or conversion of the Tank as requested by PBF pursuant to Section 9(a):
(vi)any reimbursement related to newly imposed taxes and regulations pursuant to Section 10:
(vii)any other services that may be agreed upon by the Parties.
Except as set forth in this Storage Facility Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Storage Facility Service Order.

Exhibit 2

IN WITNESS WHEREOF, the parties hereto have duly executed this Storage Facility Service Order as of the date first written above.

PBFX OPERATING COMPANY LLC
By:    __________________________________
Name:    __________________________________
Title:    __________________________________
PBF HOLDING COMPANY LLC
By:    _________________________________
Name:    _________________________________
Title:    _________________________________

Exhibit 2